Exhibit 10.1

loan AGREEMENT

This Agreement dated as of December 22, 2021 is among Bank of America, N.A. (the "Bank") and Zynex Medical, Inc. and Zynex Monitoring Solutions, Inc. (collectively, jointly and severally, the "Borrower").

1.	definitions

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1           “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

1.2           “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

1.3           “Guarantor” means any person, if any, providing a guaranty with respect to the obligations hereunder.

1.4           “Obligor” means any Borrower, Guarantor and/or Pledgor, or if the Borrower is comprised of the trustees of a trust, any trustor.

1.5           “Pledgor” means any person, if any, providing a pledge of collateral with respect to the obligations hereunder.

1.6           “Related Party” means each of the Obligors and their respective subsidiaries.

2.	facility no. 1: line of credit amount and terms

2.1	Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Line of Credit”). The amount of the Line of Credit (such commitment, the "Facility No. 1 Commitment" and such facility, “Facility No. 1”) is Four Million Dollars ($4,000,000).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

2.2	Availability Period.

The Line of Credit is available between the date of this Agreement and December 1, 2024, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

The availability period for this Line of Credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the Line of Credit (the “Renewal Notice”). If this Line of Credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this Line of Credit is renewed, the term “Facility No. 1 Expiration Date” shall mean the date set forth in the Renewal Notice as the Facility No. 1 Expiration Date and all outstanding principal plus all accrued interest shall be paid on the Facility No. 1 Expiration Date. The same process for renewal will apply to any subsequent renewal of this Line of Credit. A renewal fee may be charged at the Bank’s option. The amount of the renewal fee will be specified in the Renewal Notice.

2.3          Repayment Terms.

(a)	The Borrower will pay interest on January 1, 2022 and then on the same day of each month thereafter until payment in full of all principal outstanding under this facility. The amount of each interest payment shall be the amount of accrued interest on the Line of Credit as of the interest payment date or such earlier accrual date as indicated on the billing statement for such interest payment.

(b)	The Borrower will repay in full all principal, interest or other charges outstanding under this Agreement no later than the Facility No. 1 Expiration Date.

(c)	The Borrower may prepay the Line of Credit in full or in part at any time without penalty. The prepayment will be applied to the most remote payment of principal due under this Agreement.

2.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the sum of (i) the greater of the BSBY Daily Floating Rate or the Index Floor, plus (ii) 2.00%. For the purposes of this paragraph, "Index Floor" means 0.25% percent.

(b)	The BSBY Daily Floating Rate is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the BSBY Screen Rate for U.S. Dollar deposits two Business Days prior to the date of determination for a one month term beginning on that date; provided that if such rate is not published on such determination date then the rate will be the BSBY Screen Rate on the first Business Day immediately prior thereto. “BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate (“BSBY”) administered by Bloomberg Index Services Limited and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Bank from time to time). If such rate is not available at such time for any reason or the Bank makes the determination to incorporate or adopt a new interest rate to replace the BSBY Daily Floating Rate in credit agreements, then the Bank may replace the BSBY Daily Floating Rate with an alternate interest rate and adjustment, if applicable, as reasonably selected by the Bank, giving due consideration to any evolving or then existing conventions for such interest rate and adjustment (any such successor interest rate, as adjusted, the “Successor Rate”). In connection with the implementation of the Successor Rate, the Bank will have the right, from time to time, in good faith to make any conforming, technical, administrative or operational changes to this Agreement as may be appropriate to reflect the adoption and administration thereof and, notwithstanding anything to the contrary herein or in any other loan document, any amendments to this Agreement implementing such conforming changes will become effective upon notice to the Borrower without any further action or consent of the other parties hereto. A “Business Day” is a day other than a Saturday or a Sunday on which banks are open for business in the State of New York. If at any time the BSBY Daily Floating Rate or any Successor Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

3.	facility no. 2: Fixed rate term loan amount and terms

3.1	Loan Amount.

The Bank agrees to provide a term loan to the Borrower in the amount of up to Sixteen Million Dollars ($16,000,000) (such commitment, the "Facility No. 2 Commitment" and such facility, “Facility No. 2”).

3.2	Availability Period.

The loan is available in one disbursement from the Bank between the date of this Agreement and sixty (60) days after the date of this Agreement unless the Borrower is in default.

3.3	Interest Rate.

The interest rate is 2.80% per year.

3.4	Repayment Terms.

(a)	The Borrower will pay interest on the first day of the first full month following the date of the disbursement of the Facility No. 2 Commitment, and then on the same day of each month thereafter until payment in full of all principal outstanding under this facility.

(b)	The Borrower will repay principal in equal installments of Four Hundred Forty Four Thousand Four Hundred Forty Four and 44/100 Dollars ($444,444.44) beginning on the first day of the first full month following the date of the disbursement of the Facility No. 2 Commitment and on the same day of each month thereafter, and ending on December 1, 2024 (the “Repayment Period”). In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus all interest then due.

3.5	Prepayments.

(a)	The Borrower may prepay the credit in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement. Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and, if the prepayment is made prior to the expiration of the Fixed Rate Term with respect to any principal amount that accrues interest at a fixed rate, a prepayment fee calculated by the Bank. The prepayment fee will be equal to the present value of the difference, if positive, between (i) the sum of the interest payments that would have accrued through the end of the Fixed Rate Term on each prepaid installment of principal at a fixed interest rate for such installment equal to the Original Funding Rate, as if the prepayment had not been made, less (ii) the sum of the interest payments that would have accrued on each prepaid installment of principal at a fixed interest rate for such installment equal to the Reinvestment Rate, as if the prepayment had not been made.

(b)	The following definitions will apply to the calculation of the prepayment fee: (i) “Fixed Rate Term” means the full term of the credit during which the interest rate was fixed on the principal amount prepaid, (ii) "Original Funding Rate" means with respect to any prepaid installment of principal, the Swap Rate on the date the interest rate was fixed by the Bank on the principal amount prepaid for a term corresponding to a period of time equal to the Fixed Rate Term, interpolated, if necessary, (iii) "Reinvestment Rate" means with respect to any prepaid installment of principal, the Swap Rate on the date the prepayment fee is calculated by the Bank for a term corresponding to the period of time remaining until such principal installment was scheduled to be made, interpolated, if necessary, and (iv) "Swap Rate" means, as of any date, the offered U.S. Dollar interest rate swap rate for a fixed rate payer determined by the Bank on such date by reference to the Bloomberg service or such other similar data source then used by the Bank for determining such rate.

4.	collateral

4.1	Personal Property.

The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement or, if the collateral is owned by a Guarantor, will secure the guaranty, if so indicated in the security agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral.

(a)           Equipment and fixtures owned by each Obligor.

(b)           Inventory owned by each Obligor.

(c)           Receivables owned by each Obligor.

(d)	Deposit Accounts with the Bank and owned by each Obligor.

(e)           Patents, trademarks and other general intangibles owned by each Obligor.

5.	loan administration and fees

5.1	Fees.

The Borrower will pay to the Bank the fees set forth on Schedule A.

5.2	Collection of Payments; Payments Generally.

(a)	Regularly scheduled interest and principal payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For regularly scheduled interest and principal payments not made by direct debit and for all other payments, such payments will be made by such other method as may be permitted by the Bank.

(b)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c)	All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

5.3	Requests for Credit; Equal Access by all Borrowers.

Any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement. Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.

5.4	Borrower’s Instructions.

Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

5.5	Direct Debit.

(a)	The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number139100924546 in the name of Zynex Medical, Inc., or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the "Designated Account"). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

(b)	The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.50 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

5.6	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

5.7	Additional Costs.

The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement.  The allocation will be made as determined by the Bank, using any reasonable method.  The costs include, without limitation, the following:

(a)	any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)	any capital requirements relating to the Bank's assets and commitments for credit.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

5.8	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

5.9	Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5.10        Taxes.

If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

6.	conditions

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

6.1	Authorizations.

If the Borrower or any other Obligor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such Obligor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2	Governing Documents.

If required by the Bank, a copy of the Borrower's organizational documents.

6.3	KYC Information.

(a)	Upon the request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(b)	If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Bank if so requested.

6.4	Guaranties.

Guaranty signed by Borrower’s parent, Zynex, Inc.

6.5	Security Agreements.

Signed original security agreements covering the personal property collateral which the Bank requires.

6.6	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing.

6.7	Landlord Agreement.

For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower (or the grantor of the security interest), an agreement from the owner of the real property and the holder of any such mortgage or deed of trust. As of the date of this Agreement, Bank requires a landlord agreement for the following location within thirty (30) days of the date of this Agreement: 14800 Grasslands Drive, Englewood, CO 80112.

6.8	Payment of Fees.

Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

6.9	Reserved.

6.10	Good Standing.

Certificates of good standing for the Borrower and each Guarantor from their respective state of formation and from any other state in which the Borrower and any Guarantor is required to qualify to conduct its business.

6.11	Legal Opinion.

A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

6.12	Insurance.

Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.13	Environmental Information.

A completed Bank form Environmental Questionnaire.

6.14	Permitted Acquisition.

With respect to the Facility No. 2 Commitment, which shall be used for the purposes of acquiring (i) the equity interest or other controlling ownership interest in Kestrel Labs, Inc. or (ii) assets of Kestrel Labs, Inc. which constitute all or substantially all of the assets of such Person (“Permitted Acquisition”), Bank shall have received (x) a description of the material terms of such acquisition, and (y) financial statements of the targeted acquisition for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date; provided, If the acquisition is of a subsidiary, Bank shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, equity interests) acquired with respect to the targeted entity, and the target, if a Person, shall have executed a joinder agreement to the Guaranty in accordance with the terms of this Agreement within thirty (30) days of the date of such acquisition.

7.	representations and warranties

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1	Formation.

If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

7.2	Authorization.

This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3	Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification most recently provided to the Bank, if applicable, is true and correct in all respects.

7.4	Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes.

7.5	Government Sanctions.

(a)	The Borrower represents that no Obligor, nor any affiliated entities of any Obligor, including in the case of any Obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any other Obligor is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any other Obligor located, organized or resident in a country or territory that is the subject of Sanctions.

(b)	The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

7.6	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any other Obligor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any other Obligor). If the Borrower is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

7.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any other Obligor which, if lost, would impair the Borrower's or such Obligor’s financial condition or ability to repay its obligations as contemplated by this Agreement or any other agreement contemplated hereby, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

7.8	Other Obligations.

The Borrower and each Related Party is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

7.9	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself or for any Related Party for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank prior to the date of this Agreement or except as are immaterial in amount.

7.10	Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.11	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.12	Location of Pledgor.

(a)	The place of business of Borrower is located at the address listed on the signature page of this Agreement.

7.13	ERISA Plans.

(a)	Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)	The following terms have the meanings indicated for purposes of this Agreement:

(i)	"Code" means the Internal Revenue Code of 1986, as amended.

(ii)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)	"Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

7.14	No Plan Assets.

The Borrower represents that, as of the date hereof and throughout the term of this Agreement, no Borrower or Guarantor, if any, is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

7.15	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable, subject to Enforceability Exceptions. “Enforceability Exceptions” shall mean: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar legal requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

7.16	No Conflicts.

This Agreement does not conflict in any material respect with any law, agreement, or obligation by which the Borrower or any other Obligor is bound.

7.17	Permits, Franchises.

Each Related Party possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.18	Insurance.

The Borrower and each Related Party has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

8.	covenants

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full the Borrower shall, and shall cause each Related Party:

8.1	Use of Proceeds.

To use the proceeds of the credit extended under this Agreement only for business purposes.

(a)           To use the proceeds of Facility No. 1 only for working capital needs of the Related Parties.

(b)           To use the proceeds of Facility No. 2 for the Permitted Acquisition.

8.2	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Within 120 days of the fiscal year end, the annual financial statements of Zynex, Inc., certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant (“CPA”) of recognized standing reasonably acceptable to the acceptable to the Bank. The accounting firm of Plante & Moran PLLC is a firm acceptable to Bank. The statements shall be prepared on a consolidated basis.

(b)	Within 45 days after each period's end (including the last period in each fiscal year) the financial statements of Zynex, Inc., certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)	Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Zynex, Inc. concurrent with the date of filing with the Securities and Exchange Commission.

(e)	Within 120 days of the end of each fiscal year, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(f)	Within 45 days of the end of each quarter (including the last period in each fiscal year), a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto. The compliance certificate for each interim period shall cover the company-prepared financial statements for such period.

(g)	A detailed receivables aging of the Borrower by invoice or a summary aging by account debtor, including the reconciliation file and lag schedule showing the reconciliation of the general ledger to the balance sheet of the Borrower, as specified by the Bank, within 45 days after the end of each quarter (including the last period in each fiscal year).

(h)	A detailed accounts payable aging of the Borrower by invoice or a summary aging by account creditor, as specified by the Bank, within 45 days after the end of each quarter (including the last period in each fiscal year).

(i)	An inventory listing within 45 days after the end of each quarter. The listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.

(j)	Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each other Obligor as the Bank may request.

Documents required to be delivered pursuant to Section 8.2(a), (b) and (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Bank has access (whether a commercial, third-party website or whether sponsored by the Bank); provided that: (x) the Borrower shall deliver paper copies of such documents to the Bank upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Bank and (y) the Borrower shall notify Bank of the posting of any such documents.

8.3	Funded Debt to EBITDA Ratio.

Zynex, Inc. to maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 3.00:1.0.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities; provided that for the avoidance of doubt, “Funded Debt” shall not include operating lease liabilities.

“EBITDA" means net income, less income or plus loss from discontinued operations (including unusual and infrequent items, agreed to at the sole discretion of the Bank), plus income taxes, plus interest expense, plus depreciation, depletion, and amortization plus stock based compensation expense. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

8.4	Basic Fixed Charge Coverage Ratio.

Zynex, Inc. to maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.25:1.0.

"Basic Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA plus lease expense and rent expense, minus income tax, minus dividends, withdrawals, and other distributions, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt and the current portion of capitalized lease obligations (both finance leases and capital leases shown on the balance sheet).

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the date twelve (12) months prior to the current financial statement.

8.5	Asset Coverage Ratio.

Zynex, Inc. to maintain on a consolidated basis an Asset Coverage Ratio, beginning with the March 31, 2022 reporting period and quarterly thereafter, of at least 1.0:1.0 at all times.

“Asset Coverage Ratio” means the ratio of (a) the sum of the book value of accounts receivable (excluding Medicare, Medicaid, and private pay accounts receivable and accounts receivable that are greater than 120 days past the invoice date) times 80% plus the book value of Unencumbered Inventory (excluding work in process) times 50% to (b) the outstanding balance on the Line of Credit as of the last day of the reporting period and the Facility No. 2 Commitment balance on the last day of the reporting period.

“Unencumbered Inventory” means inventory not subject to any encumbrances other than Liens and security interests in favor of the Bank or any affiliate of the Bank and Liens for taxes not yet due; provided that Unecumbered Inventory will not include any inventory located at 14800 Grasslands Drive, Englewood, CO 80112 until such time as a landlord lien waiver is delivered by the landlord of such property in favor of Bank, which shall be reasonable acceptable to Bank.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements using the results as of the end of that reporting period.

8.6	Bank as Principal Depository.

To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.7	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	The Obligation to deliver cash and stock consideration pursuant to the terms of the Permitted Acquisition so long as such stock consideration is not mandatorily redeemable or redeemable at the option of the holder or provides for scheduled payments in cash or becomes convertible into or exchangeable for indebtedness.

(b)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's most recent financial statement.

8.8	Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property each Related Party now or later owns without the Bank's written consent. This does not prohibit:

(a)	Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

8.9	Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of any Obligor’s business or any Obligor’s assets (including, without limitation, any transfer or sale to a subsidiary of Obligor) except inventory or other assets sold in the ordinary course of such Obligor’s business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so except for sales of obsolete or damaged inventory, equipment and similar assets.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises any Related Party now has.

(e)	To make any repairs, renewals, or replacements to keep each Related Party’s properties in good working condition, ordinary wear and tear excepted.

(g)	To execute and deliver such documents as the Bank deems necessary to create, perfect and continue the security interests contemplated by this Agreement.

8.10	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing prior to the date of this Agreement.

(b)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

8.11	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing prior to the date of this Agreement.

(b)	Extensions of credit to an Obligor.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

8.12	Change of Management.

Not to make any substantial change in the present executive officers of Zynex, Inc. except for such changes as required for the board of directors of Zynex, Inc. to fulfill its fiduciary duties.

8.13	Additional Negative Covenants.

Not to, without the Bank's written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets, other than the Permitted Acquisition.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve any Obligor’s business.

(e)	With respect to any Obligor which is a business entity, adopt a plan of division or divide itself into two or more business entities (pursuant to a “plan of division” under Section 18-217 of the Delaware Limited Liability Company Act or a similar arrangement under any other applicable state statute).

(f)	Voluntarily suspend its business for more than five (5) days in any three hundred sixty-five (365) day period.

8.14	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(b)	Any change in any Obligor’s name, legal structure, principal residence, or name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Obligor has more than one place of business.

8.15	Insurance.

(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Obligor’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for such Obligor’s business. Each policy shall include a cancellation clause in favor of the Bank.

(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, flood coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

€	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.16	Compliance with Laws.

To comply in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in any Obligor’s business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

8.17	Books and Records.

To maintain adequate books and records, including complete and accurate records regarding all Collateral.

8.18	Audits.

To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any time during normal business hours and in a manner that does not unreasonably interfere with the conduct of the Borrower’s business. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.19	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.20	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.21	Patriot Act; Beneficial Ownership Regulation.

Promptly following any request therefor, to provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

8.22	Subsidiary Guaranties and Collateral.

(a)	Guarantors. The Borrower will cause each of its material domestic subsidiaries whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such subsidiary is formed or acquired (or such longer period of time as agreed to by the Bank in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Guaranty, in form and substance satisfactory to the Bank. In connection therewith, the Borrower shall give notice to the Bank not less than ten (10) days prior to creating a subsidiary (or such shorter period of time as agreed to by the Bank in its reasonable discretion), or acquiring the equity interests of any other person. In connection with the foregoing, the Borrower shall deliver to the Bank, with respect to each new Guarantor, such other documents and agreements as reasonably required by the Bank, including, without limitation, resolutions, organizational documents and incumbency certificates with respect to such new Guarantor.

(b)	Collateral. The Borrower will cause each Guarantor’s tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected lien (subject to liens permitted hereunder) in favor of the Bank to secure the obligations incurred under this Agreement or otherwise in connection with this Agreement or any Guaranty. The Borrower shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Bank.

(c)	Further Assurances. At any time upon request of the Bank, promptly execute and deliver any and all further instruments and documents and take all such other action as the Bank may deem necessary or desirable to maintain in favor of the Bank, liens and insurance rights on the collateral required to be delivered hereby that are duly perfected in accordance with the requirements hereof, all other documents executed in connection herewith and all applicable laws.

8.23	Cash Collateral.

The Borrower shall, and shall cause each Obligor who has pledged cash, accounts, deposit accounts and/or securities accounts (or similar collateral) to secure the obligations under this Agreement to, not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any person, other than (a) deposit accounts that are maintained at all times with depositary institutions as to which the Bank shall have received a satisfactory account control agreement, (b) securities accounts that are maintained at all times with financial institutions as to which the Bank shall have received a satisfactory account control agreement, (c) deposit accounts established solely as payroll and other zero balance accounts and such accounts are held with the Bank and (d) other deposit accounts, so long as such accounts are held with the Bank.

9.	hazardous substances

9.1	Indemnity Regarding Hazardous Substances.

The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

9.2	Compliance Regarding Hazardous Substances.

The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

9.3	Notices Regarding Hazardous Substances.

Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

9.4	Site Visits, Observations and Testing.

The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Borrower’s use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

9.5	Definition of Hazardous Substances.

“Hazardous substance” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9.6	Continuing Obligation.

The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement.

10.	default and remedies

If any of the following events of default occurs, the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by Bank: declare the Borrower in default, stop making any additional credit available to the Borrower, and, after the expiration of any applicable cure period, require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy/Receivers,” below with respect to any Obligor, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement within three (3) business days after the date when due.

10.2	Other Bank Agreements.

(a)           (i) Any material default occurs under any other document executed or delivered in connection with this Agreement, including without limitation, any note, guaranty, subordination agreement, mortgage or other collateral agreement, (ii) any Obligor purports to revoke or disavow any guaranty or collateral agreement provided in connection with this Agreement; (iii) any representation or warranty made by any Obligor is materially false when made or deemed to be made; or (iv) any material default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank.

(b)           If, in the Bank’s opinion, any breach under subparagraph (a)(iv) above is capable of being remedied but the applicable document does not provide a cure or remedy period, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after earlier of (x) the date that the Borrower knew or should have known of the default, and (y) the date on which the Bank gives written notice of the default to the Borrower.

10.3	Cross-default.

Any default occurs under any agreement in connection with any credit any Obligor or any of the Borrower’s related entities or affiliates has obtained from anyone else or which any Obligor or any of the Borrower’s related entities or affiliates has guaranteed if the default is not cured within “thirty (30)” days.

10.4	False Information.

The Borrower or any other Obligor has given the Bank materially false or misleading information or representations.

10.5	Bankruptcy/Receivers.

Any Obligor or any general partner of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties without its consent which continues dismissed or unstayed for sixty (60) calendar days, or any Obligor, or any general partner of any Obligor makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed without its consent for a substantial portion of any Obligor’s business which continues undischarged or unstayed for sixty (60) calendar days; or such Obligor is liquidated or dissolved.

10.6	Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

10.7	Judgments.

Any judgments or arbitration awards are entered against any Obligor in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more.

10.8	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in any Obligor’s business condition (financial or otherwise), operations or properties, or ability to repay its obligations as contemplated hereunder or under any document executed in connection with this Agreement.

10.9	Government Action.

Any government authority takes action that the Bank reasonably believes materially adversely affects any Obligor’s financial condition or ability to repay.

10.10	ERISA Plans.

A reportable event occurs under Section 4043€ of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect.

10.11	Covenants.

Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

10.12	Forfeiture.

A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

10.13	Right to Cure.

Notwithstanding anything to the contrary contained in Section 10, in the event of any Event of Default under Sections 8.3 or 8.4 (the “Financial Performance Covenants”), any cash equity contribution derived from an issuance of capital stock or stock equivalents (provided such stock is not mandatorily redeemable or redeemable at the option of the holder or provides for scheduled payments in cash or becomes convertible into or exchangeable for indebtedness) made to the Borrower received after any fiscal quarter has commenced and on or prior to the day that is ten (10) business days after the day on which financial statements are required to be delivered for such fiscal quarter or fiscal year pursuant to this Agreement (the “Cure Expiration Date”) will, at the irrevocable request of the Borrower, be included in the calculation of such covenants solely for the purposes of determining compliance with the Financial Performance Covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”); provided that there will be no more than one (1) Specified Equity Contribution during any thirty-six (36) month period. Notwithstanding anything to the contrary contained in this Credit Agreement, from the date of receipt of notice of a Specified Equity Contribution under this Section 10.13 until the Cure Expiration Date, any such breach of the Financial Performance Covenants shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the Financial Performance Covenants and any Event of Default with respect to the Financial Performance Covenants shall be deemed not to have occurred for purposes of the Agreement.

11.	enforcing this agreement; miscellaneous

11.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied; provided, however, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Borrower for the most recently ended fiscal year prior to the date of this Agreement for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Bank shall so request, the Borrower and the Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

11.2	Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of New York (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

11.3	Venue and Jurisdiction.

The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower or any Obligor in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower, any other Obligor, or any Collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

11.4	Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.5	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

11.6	Waiver of Class Actions.

The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

11.7	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing

11.8	Expenses.

(a)	The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank’s continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any other Obligor, (iii) the Bank’s costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any other Obligor that are paid, incurred or advanced by the Bank.

(b)	The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement, or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from (A) the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual and (B) the Bank’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that the Bank reasonably believes is made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

(c)	The Borrower shall reimburse the Bank for any reasonable costs and reasonable attorneys’ fees incurred by the Bank in connection with (a) the enforcement or preservation of the Bank’s rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any “workout” or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

11.9	Joint and Several Liability.

(a)	Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise. The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b)	Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any other Obligor will not release such Borrower from its obligations under this Agreement.

(c)	Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d)	Each Borrower waives any defense by reason of any other Borrower’s or any other person’s defense, disability, or release from liability. The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)	Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f)	Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)	The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)	Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement.

(i)	Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

11.10	Set-Off.

Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

11.11	One Agreement.

This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.12	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing (any such notice a “Written Notice”). Written Notices shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. In lieu of a Written Notice, notices and/or communications from the Bank to the Borrower may, to the extent permitted by law, be delivered electronically (i) by transmitting the communication to the electronic address provided by the Borrower or to such other electronic address as the Borrower may specify from time to time in writing, or (ii) by posting the communication on a website and sending the Borrower a notice to the Borrower’s postal address or electronic address telling the Borrower that the communication has been posted, its location, and providing instructions on how to view it (any such notice, an “Electronic Notice”). Electronic Notices shall be effective when the communication, or a notice advising of its posting to a website, is sent to the Borrower’s electronic address.

11.13	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.14	Borrower/Obligor Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and all other Obligors as is consistent with the Bank’s policies and practices from time to time in effect.

11.15	Customary Advertising Material.

The Borrower consents to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.

11.16	Acknowledgement Regarding Any Supported QFCs.

To the extent that this Agreement and any document executed in connection with this Agreement (collectively, “Loan Documents”) provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the Governing Law State and/or of the United States or any other state of the United States):

(a)	In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)	As used in this paragraph, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390€(8)(D).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

11.17	Amendments.

This Agreement may only be amended by a writing signed by the parties hereto; which, to the extent expressly agreed to by the Bank in its discretion, may include being amended by an Electronic Record signed by the parties hereto using Electronic Signatures pursuant to the terms of this Agreement.

11.18	Electronic Records and Signatures.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may, if agreed by the Bank, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. The Borrower agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Bank. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Bank may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Bank’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Bank is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Bank pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Bank has agreed to accept such Electronic Signature, the Bank shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor without further verification and (b) upon the request of the Bank any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

11.19	Conversion to Paper Original.

At the Bank’s discretion the authoritative electronic copy of this Agreement (“Authoritative Copy”) may be converted to paper and marked as the original by the Bank (the “Paper Original”).

Unless and until the Bank creates a Paper Original, the Authoritative Copy of this Agreement:

(1) shall at all times reside in a document management system designated by the Bank for the storage of authoritative copies of electronic records, and

(2) is held in the ordinary course of business.

In the event the Authoritative Copy is converted to a Paper Original, the parties hereto acknowledge and agree that:

(1) the electronic signing of this Agreement also constitutes issuance and delivery of the Paper Original,

(2) the electronic signature(s) associated with this Agreement, when affixed to the Paper Original, constitutes legally valid and binding signatures on the Paper Original, and

(3) the Borrower’s obligations will be evidenced by the Paper Original after such conversion.

11.20	Waiver of Set-off.

Notwithstanding anything contained herein, the Bank hereby waives any right of set-off in the Government Payment Account.

11.21	Limitation of Interest and Other Charges.

If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

[Signature Pages Follow]

Signature Page

The Borrower executed this Agreement as of the date stated at the top of the first page.

Bank:

Bank of America, N.A.

By:	_____________________________________________
By:	_____________________________________________
Print Name: ________________________________________
Title: _____________________________________________

Borrower:

Zynex Medical, Inc.

By:	_____________________________________________
Print Name: ________________________________________
Title: _____________________________________________

Zynex Monitoring Solutions, Inc.

By:	_____________________________________________
Print Name: ________________________________________
Title: _____________________________________________

Prepared by:

Buchalter

Attention: Quinn C. Wheeler

Address where notices to	Address where notices to
the Bank are to be sent:	the Borrower are to be sent:

Bank of America	9655 Maroon Cir.
Gateway Village-900 Building	Englewood, CO, 80112-5944
NC1-026-06-06
900 W. Trade St
Charlotte, NC 28255

[Signature Page to Loan Agreement]

USA Patriot Act Notice.

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

schedule a FEES

(a)	Facility No. 2 Loan Fee.

The Borrower agrees to pay a loan fee for Facility No. 2 in the amount of Forty Thousand Dollars ($40,000). This fee is due on the date of this Agreement.

(b)	Waiver Fee.

If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)	Late Fee.

To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

(d)	Returned Payment Fee.

The Bank, in its discretion, may collect from the Borrower a returned payment fee each time a payment is returned or if there are insufficient funds in the designated account when a payment is attempted through automatic payment.

(e)	Unused Commitment Fee.

The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.25% per year. This fee is due on December 31, 2021, and on the last day of each following quarter until the expiration of the availability period.